EXHIBIT 17.1

July 21, 2015

Walker Lane Exploration, Inc

102 N. Curry Street

Carson City, NV 89703

Re:  Steven Jones Resignation as President, CEO, and VP Exploration

To:  Board of Directors:

I hereby tender my resignation as President, CEO, and Vice President Exploration to Walker Lane Exploration, Inc (Company) effective as of July 31, 2015.  The reasons for my resignation are personal in nature and do not reflect on the Company, its management, board of directors, or shareholders.

Sincerely,

Dated July 21, 2015	By:	/s/Steven K. Jones